Alamos Gold Inc.
Dividend Reinvestment and Share Purchase Plan

1.          Purpose
2.          Definitions
3.          Participation in the Plan
3.1        Eligibility
3.2        Enrollment - Registered Shareholders
3.3        Enrollment - Beneficial Shareholders
3.4        Ongoing Enrollment
3.5        Deemed Confirmations
3.6        Restrictions
4.          The Plan Agent
4.1        Administration of the Plan
4.2        Dealing in Corporation Securities
4.3        Adherence to Regulation
4.4        Resignation of Plan Agent
5.          Purchase of Common Shares under the Plan
5.1        Aggregation of Dividends and Allocation to Participants’ Accounts
5.2        Limit of Reinvestments in Certain Events
5.3        Optional Cash Purchase Shares
5.4        Source of Plan Shares
5.5        Purchases of Common Shares
5.6        Price of Common Shares
6.          Disposition or Withdrawal of Common Shares
6.1        Withdrawal of Plan Shares
6.2        Disposition of Plan Shares
6.3        Continuation of Participation
7.          Termination of Participant’s Account
7.1        Termination by Participant
7.2        Death of a Participant
7.3        Termination by Corporation or Plan Agent
8.          Administration
8.1        Registration of Plan Shares
8.2        Fees
8.3        Statement of Account
8.4        Liabilities of the Corporation and Plan Agent
9.          Miscellaneous
9.1        Voting of Plan Shares
9.2        Rights Offerings, Stock Splits and Stock Dividends
9.3        Currency

9.4        Termination or Amendment of Plan
9.5        Assignment
9.6        Rules
9.7        Electronic Communications
9.8        General
9.9        Governing Law
10.        Notices and Correspondence
11.        Effective Date
12.        Income Tax Considerations
12.1      Certain Canadian Federal Income Tax Considerations
12.2      Certain United States Federal Income Tax Considerations

IMPORTANT NOTICE

As a holder of common shares of Alamos Gold Inc., you should read this document carefully before making any decision regarding the Dividend Reinvestment and Share Purchase Plan.
If you are a holder of common shares of Alamos Gold Inc. and resident in the United States and have received this document, please see the prospectus relating to the Dividend Reinvestment and Share Purchase Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which form part of the Registration Statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2020. The Registration Statement and our U.S. filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”) and may be accessed at www.sec.gov.

Alamos Gold Inc.
Dividend Reinvestment and Share Purchase Plan
1.    Purpose
The Alamos Gold Inc. Dividend Reinvestment and Share Purchase Plan (the “Plan”) permits eligible holders of Common Shares to automatically reinvest cash dividends paid on Common Shares into additional Common Shares at the applicable Average Market Price (as defined below) and to make optional cash purchases of additional Common Shares at the applicable Average Market Price.
2.    Definitions
Unless the context otherwise requires, capitalized terms used in the Plan have the following definitions:
“Anti-Money Laundering Act” means The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder, as amended from time to time;
“Average Market Price” has the meaning set forth in Section 5.6;
“Beneficial Shareholders” means beneficial holders of Common Shares who hold their shares through an intermediary such as a financial institution, broker, nominee, or other intermediary;
“Business Day” means any day on which the Plan Agent’s offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, civic or statutory holiday in the Province of Ontario or the State of New York or a day on which the NYSE or TSX does not publicly trade;
“CDS” means The Canadian Depository for Securities;
“Code” has the meaning set forth in Section 12.2;
“Common Shares” means Class A common shares of the Corporation;
“Corporation” means Alamos Gold Inc.;
“CRA” has the meaning set forth in Section 12.1;
“Dividend Payment Date” means a date on which cash dividends are paid on Common Shares;
“Dividend Record Date” means a record date for the payment of dividends on Common Shares;
“DRS Advice” means Direct Registration System Advice, a record of a security transaction affecting a shareholder’s account, as part of the Plan Agent’s Direct Registration System service;
“Enrollment Form” means the Reinvestment Enrollment - Participant Declaration Form, available on Computershare’s self-service web portal at www.investorcentre.com/alamosgold;
“IRS” has the meaning set forth in Section 12.2;

“Market Purchase” means Common Shares purchased on the open market which includes the facilities of the NYSE and the facilities of the TSX;
“Non-Resident Participant” has the meaning set forth in Section 12.1;
“NYSE” means the New York Stock Exchange;
“Optional Cash Purchase Shares” means Common Shares purchased by the Plan Agent using optional cash payments;
“Optional Cash Purchase Form” means the Optional Cash Purchase - Participant Declaration Form, available at the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold;
“Participant” means a registered or beneficial holder of Common Shares who, on the applicable Dividend Record Date for a cash dividend, is enrolled in the Plan;
“PFIC” has the meaning set forth in Section 12.2;
“Plan” means this Alamos Gold Inc. Dividend Reinvestment and Share Purchase Plan, as amended from time to time;
“Plan Agent” means Computershare Trust Company of Canada, or such other agent that is appointed by the Corporation from time to time to administer the Plan;
“Plan Shares” means Common Shares purchased under the Plan;
“Proposed Amendments” has the meaning set forth in Section 12.1;
“Registered Participant” means a Participant who holds a certificate or certificates or a DRS Advice registered in his or her own name, in each case for Common Shares enrolled in the Plan;
“Regulations” has the meaning set forth in Section 12.1;
“Resident Participant” has the meaning set forth in Section 12.1;
“Tax Act” has the meaning set forth in Section 12.1; and
“TSX” means the Toronto Stock Exchange.
3.    Participation in the Plan
3.1    Eligibility
Subject to the provisions of this Section 3, registered and beneficial holders of Common Shares residing in Canada or the United States are eligible to participate in the Plan. Dividends to be reinvested by Shareholders outside of Canada will continue to be subject to withholding under applicable tax laws and the amount reinvested will be reduced by the amount of tax withheld.

3.2	Enrollment - Registered Shareholders
Eligible shareholders may enroll all or any portion of their Common Shares in the Plan by enrolling online through the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold or by downloading the Enrollment Form and duly completing and delivering it to the Plan Agent by 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Record Date for it to be effective on such Dividend Payment Date. Any Enrollment Form received after such time will be processed for the next applicable Dividend Record Date. Registered shareholders may also obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in Section 10 or by following the instructions provided on the Corporation’s website at http://www.alamosgold.com/investors/Dividend-Reinvestment-Plan.

3.3	Enrollment - Beneficial Shareholders
The Depositary Trust Company (“DTC”) does not participate in dividend reinvestment plans for Canadian issuers. As a result, DTC participants are required to withdraw their securities from DTC and deposit them with CDS or have them registered in the customer name in order to participate in the Plan.
Beneficial Shareholders who hold their Common Shares through an intermediary must have such Common Shares registered in their own name and enrolled in accordance with Section 3.2 or instruct their intermediary to enroll their Common Shares in the Plan on their behalf, if the intermediary allows such enrollment. The date of enrollment for Beneficial Shareholders who have instructed an intermediary to enroll their Common Shares in the Plan will be determined by the administrative practices of the intermediary.

3.4	Ongoing Enrollment
Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan. Eligible Shareholders who participate in the Plan indirectly through CDS or otherwise through their financial institution, broker, nominee, or other intermediary should consult such intermediary to confirm the intermediary’s policies concerning continued participation following initial enrollment.

3.5	Deemed Confirmations
By enrolling in the Plan, whether directly as a registered shareholder or indirectly as a Beneficial Shareholder through an intermediary, a Participant is deemed to have:

3.5.1	represented and warranted to the Corporation and the Plan Agent that they are eligible to participate in the Plan;

3.5.2
appointed the Plan Agent to receive from the Corporation, and directed the Corporation to credit the Plan Agent with, all dividends payable in respect of all Common Shares registered in the name of the shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a Beneficial Shareholder enrolled indirectly through an intermediary, that is enrolled on its behalf in the Plan;

3.5.3
authorized and directed the Plan Agent to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan; and

3.5.4	acknowledged and agreed to the limitations on liability as set out in Section 8.4 of the Plan.

3.6	Restrictions
The Corporation may, in its sole discretion, determine from time to time that any shareholder or group of shareholders may not participate or continue to participate in the Plan. Without limiting the generality of the foregoing, the Corporation may deny the right to participate in the Plan to any shareholder if the Corporation deems it to be advisable under any laws or regulations. Further, the Corporation may deny the right to participate in the Plan to any shareholder if the Corporation has reasons to believe that such shareholder has been engaging in market activities, or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation.
4.    The Plan Agent

4.1	Administration of the Plan
Computershare Trust Company of Canada has been appointed as the initial Plan Agent to administer the Plan on behalf of the Corporation and the Participants. The Corporation may from time to time appoint a Plan Agent to administer the Plan on behalf of the Corporation and the Participants, pursuant to the agreement between the Corporation and the Plan Agent. Such agreement may be terminated by the Corporation or the Plan Agent in accordance with its terms.
All funds received by the Plan Agent under the Plan (which consist of cash dividends and optional cash purchases received from the Participants) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.
Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation in accordance with Section 9.6.

4.2	Dealing in Corporation Securities
The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not, to the extent permitted by law, be liable to account to the Corporation or to Participants in respect of such dealings.

4.3	Adherence to Regulation
The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

4.4	Resignation of Plan Agent
The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

5.    Purchase of Common Shares under the Plan

5.1	Aggregation of Dividends and Allocation to Participants’ Accounts
On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends will be aggregated and used by the Plan Agent to purchase Common Shares (the “Plan Shares”) on behalf of Registered Participants on each Dividend Payment Date which in the case of a Market Purchase will be effected in accordance with Section 5.6.1. The dividends on Plan Shares will, in turn, be reinvested in additional Plan Shares.
Following each Dividend Payment Date, each Registered Participant’s account will be credited with that number of Plan Shares, including fractions computed to six decimal places, which is equal to the aggregate dividend amount to be invested for such Registered Participant’s account divided by the applicable Average Market Price. The crediting of fractional Common Shares in favour of non-registered shareholders who participate in the Plan through an intermediary will depend on the policies of that intermediary. A Plan Participant that is a non-registered shareholder will receive, from his, her or its intermediary, for tax reporting purposes, confirmation of the number of Common Shares issued to such Plan Participant under the Plan in accordance with the intermediary’s usual practice.

5.2	Limit of Reinvestments in Certain Events
The Corporation may limit the maximum number of Common Shares that may be issued under the Plan. If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, Participants will receive from the Plan Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

5.3	Optional Cash Purchase Shares
Participants may choose to make optional cash purchases of Common Shares under the Plan in amounts equal to or greater than US$500 (or the equivalent amount in Canadian currency, according to the applicable exchange rate), but not to exceed an aggregate amount of US$20,000 (or the equivalent amount in Canadian currency, according to the applicable exchange rate) per fiscal year. There is no obligation on a Participant to make optional cash payments nor to make all such payments in the same amount. No interest will be paid to Participants on any funds held for investment under the Plan. The aggregate number of Common Shares which may be purchased by all Participants in any fiscal year of the Corporation under the optional cash payments may not exceed two percent of the issued and outstanding Common Shares at the beginning of the fiscal year.
In order to make optional cash payments under the Plan, Participants must duly complete an Optional Cash Purchase Form and send to the Plan Agent. Thereafter, participants may make the optional cash payments by cheque by using the Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase Voucher sent to participants with their respective statements or by enrolling for the pre-Authorized debit (PAD) service using the Agent’s Self Service Portal at www.investorcentre.com/alamosgold. Additional Combined Pre-

Authorized Debit (PAD) Agreement/Optional Cash Purchase Vouchers may be obtained at any time by calling 1-800-564-6253, or by sending a written request addressed to the Plan Agent or by accessing the Plan Agent’s self service portal at www.investorcentre.com/alamosgold.
To be eligible to participate in the pre-Authorized debit (PAD) service for the optional cash purchase option of the Plan, Participants must already be enrolled in the Plan and their Plan account must already be coded compliant with Anti-Money Laundering Act requirements. The bank account to be used by a Participant for PAD service must be held with a Canadian financial institution.
Participants have the option of selecting either a one-time and/or recurring PAD. Both options can be initiated online through Computershare’s self-service web portal, Investor Centre at www.investorcentre.com/alamosgold. In the case of recurring PAD service only, Participants may mail their PAD request to Computershare. Computershare must receive the PAD request no later than 10 business days prior to the investment date for which the Participant wishes to apply such debit. If the duly completed request is received after this date, such debit will be applied on the next investment date.
One-time PADs can only be initiated online. If a Participant authorizes a one-time debit, their bank account will be debited within five to ten business days from the time the request is received. Debited monies will be applied to purchase Common Shares on the next applicable investment date after the funds have been withdrawn from the account. No interest will be paid for any funds held awaiting investment.
Recurring PADs can be initiated online through Computershare’s self-service web portal at www.investorcentre.com/alamosgold or by the Participant duly completing and signing a PAD agreement. A PAD agreement will be enclosed with the Participant’s Plan account statement once their Plan account has been coded compliant. Participants should return a completed PAD agreement along with a VOID cheque indicating the name(s) on the bank account or a letter from the financial institution confirming banking details and the names associated to the account. The bank account names must match the name(s) on the Participant’s Plan account.
If a Participant authorizes a quarterly recurring automatic debit, then their account will be debited on the 7th Business Day preceding the Dividend Payment Date.
To modify or cancel a recurring PAD service, Participants must notify Computershare in writing or online through Computershare’s Investor Centre web portal at www.investorcentre.com/alamosgold. Cancellation requests only can be taken over the phone by calling Computershare’s Customer Contact Centre toll-free at 1-800-564-6253. The modification or cancellation may take up to 10 business days from the date Computershare receives instructions to take effect.
The Optional Cash Purchase Form and optional cash payment must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Payment Date and optional cash payments will be used by the Plan Agent to purchase Common Shares (the “Optional Cash Purchase Shares”) on the Dividend Payment Date which in the case of a Market Purchase will be effected in accordance with Section 5.6.1. Any Optional Cash Purchase Forms received after such time will be held and processed for the next applicable Dividend Payment Date.
Eligible optional cash payments made by Registered Participants will be aggregated and used by the Plan Agent to purchase Optional Cash Purchase Shares on behalf of those Registered Participants on each Dividend Payment Date which in the case of a Market Purchase will be effected in accordance with Section 5.6.1. The dividend on such shares will, in turn, be reinvested in additional Plan Shares. Following such purchases, the account of each Registered Participant making an optional cash purchase will be credited with that number of Plan Shares purchased on their behalf, including fractions computed to six decimal places, which is equal to the aggregate optional cash payment amount to be invested for the Registered Participant’s account divided by the applicable Average Market Price.
Optional cash payments received in Canadian currency will be used to purchase Common Shares on the TSX and optional cash payments received in United States currency will be used to purchase Common Shares on the NYSE. Payment in currencies other than Canadian or U.S. dollars are not acceptable.
The Anti-Money Laundering Act and other applicable laws require that the Plan Agent collect and record specific information and take other compliance measures on new or existing Participants who elect to make an optional cash purchase under the Plan. In order to participate in the optional cash purchase feature of the Plan, all Participants must have passed the requisite requirements under the Anti-Money Laundering Act which are contained in the Enrollment Form and Optional Cash Purchase Form.
Non-registered shareholders should contact their intermediary to determine the procedures for making optional cash purchases of Common Shares under the Plan.

5.4	Source of Plan Shares
The Plan Shares acquired by the Plan Agent under the Plan will be, at the Corporation’s election determined from time to time by authorization of the Board of Directors of the Corporation, either newly issued Common Shares from the Corporation treasury (a “Treasury Purchase”) or Common Shares purchased on the open market, which includes the facilities of the NYSE or the TSX (a “Market Purchase”).

5.5	Purchases of Common Shares
On each Dividend Payment Date, the Plan Agent will buy Plan Shares either through a Treasury Purchase or a Market Purchase, which Market Purchase shall be effected in accordance with Section 5.6.1.

5.6	Price of Common Shares
The price allocated to each Plan Share acquired by the Plan Agent under the Plan on each Dividend Payment Date (the “Average Market Price”) will be determined as follows:

5.6.1
For a Market Purchase, the Average Market Price will be the average price paid per Common Share on the open market by the Plan Agent. The Common Shares will be purchased on any day within the three (3) consecutive trading day period commencing one Business Day following the Dividend Payment Date.

5.6.2
For a Treasury Purchase, the Average Market Price will be equal to the volume weighted average price of the Common Shares on the NYSE or the TSX, as applicable, for the five (5) consecutive trading days immediately preceding the Dividend Payment Date.

5.6.3
For a Treasury Purchase in connection with the reinvestment of dividends or Optional Cash Purchase Shares, the Average Market Price may also include a discount of up to 5% from the volume weighted average price of the Common Shares on the NYSE or the TSX, as applicable, for the five (5) consecutive trading days immediately preceding the Dividend Payment Date. The Corporation will from time to time in its sole discretion determine the amount of any applicable discount.

5.6.4
The Corporation will announce by way of press release and/or in dividend announcements whether purchases of Common Shares under the Plan will be made by way of a Treasury Purchase or a Market Purchase and any applicable discount for Treasury Purchases in connection with the reinvestment of dividends or optional cash purchases.

6.    Disposition or Withdrawal of Common Shares
6.1    Withdrawal of Plan Shares
Registered Participants whose Common Shares are enrolled in the Plan may withdraw some or all of their whole Plan Shares at any time without terminating their participation in the Plan by referencing the instructions on the reverse of the Registered Participant’s periodic statement of account, or by notifying the Plan Agent. Any written notice provided to the Plan Agent must be signed by the Registered Participant or his or her agent. Participants may also withdraw shares at the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the Registered Participant following receipt of such request. The Plan Agent will deliver a DRS Advice for the whole Plan Shares withdrawn from the Plan by the Registered Participant, as soon as practicable.
Beneficial Shareholders who have enrolled in the Plan should contact their intermediary to determine the procedures for withdrawing Plan Shares from the Plan.

6.2	Disposition of Plan Shares
Plan Shares may not be pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to pledge, hypothecate, assign, dispose of or otherwise transfer their Plan Shares must withdraw such Plan Shares from the Plan prior to such pledge, hypothecation, assignment, disposal or transfer.

6.3	Continuation of Participation
If a Participant withdraws less than such Participant’s entire Plan Shares, cash dividends paid on the remaining Plan Shares held by such Participant will continue to be reinvested into Common Shares under the Plan.
7.    Termination of Participant’s Account
7.1    Termination by Participant
Registered Participants may terminate their participation in the Plan by referencing the instructions on the reverse of the Registered Participant’s periodic statement of account, or by notifying the Plan Agent. Any written notice provided to the Plan Agent must be signed by the Registered Participant or his or her agent. Registered Participants may also terminate from the Plan at the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold.
The Plan Agent will issue a DRS Advice for the number of whole Plan Shares held in such Participant’s account and a cash payment for any fraction of a Plan Share remaining in the Participant’s account. The amount of payment for any such fraction will be determined by the current market price that is received or would be received at the time of sale.
Beneficial Shareholders who have enrolled in the Plan should contact their intermediary to determine the procedures for terminating their participation in the Plan.

7.2	Death of a Participant
Participation in the Plan will be terminated upon receipt by the Plan Agent of appropriate evidence of the death of a Registered Participant from such Participant’s duly appointed legal representative and written instructions to terminate such Participant’s participation in the Plan. Proof of the legal representative’s authority to act must accompany the evidence of death. The Plan Agent will terminate the account for such deceased Participant and issue a DRS Advice, and a cash payment for a fractional Plan Share as the case may be, in the name of an estate. The amount of payment for any such fraction will be determined by the current market price that is received or would be received at the time of sale.

7.3	Termination by Corporation or Plan Agent
The Corporation or the Plan Agent may terminate any Registered Participant’s account upon written notice to the Participant at any time if the Participant has less than one whole Plan Share. The amount of payment for any such fraction will be determined by the current market price that is received or would be received at the time of sale.
8.    Administration
8.1    Registration of Plan Shares
All whole and fractional Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its intermediary and the appropriate number of whole and fractional Plan Shares will be credited to the account of Registered Participants or, in the case of Beneficial Shareholders, in the name of CDS, or its successor, who will credit the intermediaries, as applicable.

8.2	Fees
Except as otherwise specifically provided herein, the Corporation will be responsible for all administrative costs of the Plan, including any brokerage commissions or the fees or other expenses of the Plan Agent payable in connection with the purchase of Plan Shares under the Plan.
Beneficial Shareholders may be charged additional fees by the intermediary through whom their Plan Shares are held.

8.3	Statement of Account
The Plan Agent will maintain an account for each Registered Participant in the Plan. An audited statement of account regarding the purchases under the Plan will be mailed to each Registered Participant on a quarterly basis and setting out, amongst other things, the number of Plan Shares purchased through the Plan and the applicable Average Market Price per Plan Share. The statement of account will be mailed as soon as practicable after each Dividend Payment Date. Such statements will constitute a Registered Participant’s continuing record of the date and valuation of the acquisition of Plan Shares and should be retained for income tax purposes. Registered Participant’s tax information will be mailed annually.
Beneficial Shareholders who have enrolled in the Plan may receive statements of account from their intermediary in accordance with the intermediary’s administrative practices. Such statements will constitute a Beneficial Shareholder’s continuing record of the date and valuation of the acquisition of Plan Shares and should be retained for income tax purposes. Beneficial Shareholders should contact their intermediary to determine the procedures for requesting current statements.

8.4	Liabilities of the Corporation and Plan Agent
Neither the Corporation nor the Plan Agent will be liable for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or as required by law.
Neither the Corporation nor the Plan Agent will be liable in respect of the prices at which Plan Shares are purchased or sold on behalf of Participants under the Plan or the timing of purchases or sales made under the Plan.
Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased or sold under the Plan.
The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, optional cash purchase, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent.
9.    Miscellaneous
9.1    Voting of Plan Shares
Registered Participants may vote whole Plan Shares held by the Plan Agent on their behalf, in the same manner as any other Common Shares of the Corporation either by proxy or in person. The Plan Agent will forward any proxy solicitation materials to Registered Participants as soon as practicable following receipt thereof.
Beneficial Shareholders should contact their intermediary to determine the procedures for voting Plan Shares.

9.2	Rights Offerings, Stock Splits and Stock Dividends
If the Corporation makes available to holders of record of its Common Shares rights to subscribe for additional Common Shares or other securities, Registered Participants will be forwarded rights certificates pertaining to their whole Plan Shares held by the Plan Agent on their behalf, subject to the terms and conditions of the rights offering. No such rights will be made available in respect of fractions of Plan Shares held by the Plan Agent. Each Registered Participant’s account will be adjusted for any stock splits or stock dividends declared on Plan Shares.
Beneficial Shareholders should contact their intermediary with questions regarding the procedures for rights offerings, stock splits and stock dividends.

9.3	Currency
All monetary amounts identified in the Plan are in Canadian or U.S. dollars as indicated, unless otherwise expressly stated.

9.4	Termination, Suspension or Amendment of Plan
Subject to any required regulatory or stock exchange approval, the Corporation may amend or suspend, in whole or in part, or terminate the Plan at any time upon notice thereof to all Participants, without their consent or approval. The Corporation shall issue a news release advising the shareholders of the suspension or termination of the Plan. All amendments to the Plan must be pre-cleared by the TSX.
If the Plan is terminated by the Corporation, the Plan Agent will remit to each Registered Participant a DRS Advice for whole Plan Shares held for such Participant under the Plan, together with the proceeds for any fraction of such shares. The amount of payment for any such fraction will be determined by the current market price that is received or would be received at the time of sale. In the event of suspension of the Plan, the Plan Agent will make no investments on any Dividend Payment Date following the effective date of such suspension and all dividends will be paid in cash during such suspension.
Beneficial Shareholders should contact their intermediary with questions regarding the procedures of the intermediary in the event of the suspension or termination of the Plan.

9.5	Assignment
A holder of Common Shares may not assign its right to participate in the Plan.

9.6	Rules
The Corporation may make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. The Corporation may adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the Participants and any other aspects of the Plan.

9.7	Electronic Communications
References in the Plan to the delivery of instructions, notices or other documents in writing will be deemed to include, subject to the adoption of rules or regulations by the Corporation, delivery by electronic means, including the Internet.

9.8	General
Provisions of the Plan apply to all Participants, but are subject to the administrative practices and requirements of intermediaries through whom Common Shares are held by Beneficial Shareholders. Beneficial Shareholders should consult with the relevant intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries.

9.9	Governing Law
The Plan will be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.
10.    Notices and Correspondence
Communications to the Plan Agent should be addressed as follows:
Computershare Trust Company of Canada
100 University Avenue, 8th Floor, North Tower

Toronto Ontario
M5J 2Y1
Attention: Dividend Reinvestment Department
Or the National Contact Center at
North America: 1-800-564-6253
Outside of North America: 514-982-7555
Or by visiting www.Investorcentre.com/service
Communications to the Corporation should be addressed as follows:

Alamos Gold Inc.
181 Bay Street, Suite 3910
Toronto, Ontario
M5J 2T3

Attention: James Porter, Chief Financial Officer
Telephone: 416 368-9932
Facsimile: 416 368-2934
Registered Participants must notify the Plan Agent promptly in writing of any change of address. Notices or statements from the Plan Agent to Registered Participants will be mailed at the last address of record for each Participant in the Plan, and any such notice or statement will be deemed received when received by the Participant or within five (5) Business Days after mailing, whichever occurs earlier.
11.    Effective Date
The effective date of the Plan is February 27, 2020.
12.    Income Tax Considerations
12.1    Certain Canadian Federal Income Tax Considerations
The following is a summary of the principal Canadian federal income tax considerations generally applicable to a Participant who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”), deals at arm’s length with and is not affiliated with the Corporation, holds, and will hold, all Common Shares acquired under the Plan as capital property, and has cash dividends paid on Common Shares reinvested in Common Shares under the Plan or purchases Common Shares through optional cash payments.
This summary is based upon the current provisions of the Tax Act and the Regulations, and all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations.
This summary does not apply to: (i) a Participant who is subject to the “mark-to-market” rules under the Tax Act applicable to certain “financial institutions”; (ii) a Participant that is a “specified financial institution”; (iii) a Participant an interest in which is a “tax shelter investment”; (iv) a Participant who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act; (v) a Participant who has entered into or will enter into a “derivative forward agreement” with respect to their Common Shares (all as defined in the Tax Act); or (vi) a Participant who purchases Optional Cash Purchase Shares. Such Participants should consult their own tax advisors.
This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective participants should consult their own tax advisers having regard to their own particular circumstances.
For the purposes of the Tax Act and the Regulations, all amounts relating to the acquisition, holding or disposition of Common Shares must be expressed in Canadian dollars including any dividends, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than the Canadian dollar generally must be converted into Canadian dollars using appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard. As a result, the amount required to be included in the income of a Participant may be affected by virtue of fluctuations in the value of the U.S. dollar relative to the Canadian dollar.
Canadian Residents
This portion of the summary is generally applicable to a Participant who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Participant”).
All cash dividends paid on Common Shares that are reinvested on behalf of a Participant will generally be subject to the tax treatment normally applicable to taxable dividends (including “eligible dividends” as defined in the Tax Act) from a “taxable Canadian corporation”, as defined in the Tax Act. For example, in the case of a Resident Participant who is an individual, such dividends will be subject to the normal gross-up and dividend tax credit rules or, in the case of a Resident Participant who is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the Resident Participant.
Based on the CRA’s administrative policy, the purchase by a Resident Participant of Common Shares from the investment of cash dividends at a discount that is no greater than 5% should not result in a taxable benefit under the Tax Act to such Resident Participant.
A Resident Participant should not realize any taxable income when the Resident Participant receives certificates, or DRS Advice if applicable, for whole Common Shares credited to the Resident Participant’s account, whether upon the Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.
The cost to a Resident Participant of Common Shares acquired under the Plan will be the price paid for such shares by the Resident Participant. For the purpose of computing the adjusted cost base of such shares to the Resident Participant, the cost of such shares will be averaged with the adjusted cost base of all Common Shares held by the Resident Participant as capital property.
A Resident Participant may realize a capital gain or capital loss on the disposition of Common Shares acquired through the Plan.

Non-Residents of Canada
This portion of the summary is generally applicable to a Participant under the Plan who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada, and who does not use or hold and is not deemed to use or hold Common Shares in the course of carrying on business in Canada (a “Non-Resident Participant”). Special rules, which are not discussed in this summary, may apply to a Participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.
All cash dividends paid on Common Shares that are reinvested on behalf of a Non-Resident Participant will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Participant is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident. For example, where a Non-Resident Participant is a U.S. resident entitled to the full benefits under the Canada-U.S. Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.
Based on the CRA’s administrative policy, the purchase by a Non-Resident Participant of Common Shares from the investment of cash dividends at a discount that is no greater than 5% should not result in a taxable benefit under the Tax Act to such Non-Resident Participant.
A Non-Resident Participant should not realize any taxable income when the Non-Resident Participant receives certificates, or DRS Advice if applicable, for whole Common Shares credited to the Non-Resident Participant’s account, whether upon the Non-Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.
A Non-Resident Participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless those Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Participant at the time of the disposition and the Non-Resident Participant is not entitled to relief under any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident.
Provided that the Common Shares are then listed on a “designated stock exchange” (as defined in the Tax Act), the Common Shares generally will not constitute “taxable Canadian property” of a Non-Resident Participant at the time of the disposition unless, at any time during the 60-month period immediately preceding the disposition both of the following conditions are met: (a)(i) the Non-Resident Participant, (ii) persons with whom the Non-Resident Participant did not deal at arm’s length, (iii) partnerships in which the Non-Resident Participant or a person described in (a)(ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) one or any combination of persons or partnerships described in (a)(i) to (a)(iii), owned 25% or more of the issued shares of any class of the capital stock of the Corporation, and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties” (as defined in the Tax Act); (iii) “timber resource properties” (as defined in the Tax Act); and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i) to (iii), whether or not the property exists. Non-Resident Participants whose Common Shares are, or may be, taxable Canadian property should consult their own tax advisors.

12.2 Certain United States Federal Income Tax Considerations
The following discussion summarizes certain United States federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment). For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of Common Shares enrolled in the Plan that is, for United States federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY. ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, United States Treasury regulations promulgated under the Code, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof, and any of which are subject to change (possibly with retroactive effect), or differing interpretations, so as to result in United States federal income tax consequences different from those discussed herein. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of United States federal estate and gift, state, local, or non-United States taxes or the 3.8% tax imposed on certain net investment income. This discussion does not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the United States federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (including private foundations), qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	banks and other financial institutions;

•	brokers or dealers in securities or currencies;

•	regulated investment companies;

•	real estate investment trusts;

•	U.S. Participants that hold, or will hold, Common Shares as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

•	persons that hold an interest in an entity that holds, or will hold, the Common Shares;

•	persons liable for alternative minimum tax;

•	persons that have a “functional currency” other than the United States dollar;

•	persons that generally mark their securities to market for United States federal income tax purposes;

•	persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the Corporation’s common stock (by vote or value) for United States federal income tax purposes; and

•	United States expatriates.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax advisor as to the particular United States federal income tax considerations relating to participation in the Plan.
Tax Considerations Relating to Dividend Reinvestment
In the case of a Treasury Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares purchased from the Corporation on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan. In the case of a Market Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.
Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “ - Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares - Distributions on Common Shares; - Backup Withholding Tax and Information Reporting.”

If United States backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding tax. See “ - Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares - Backup Withholding Tax and Information Reporting.”
Tax Considerations Relating to Optional Cash Purchases
In the case of an optional cash purchase effected as a Treasury Purchase, a U.S. Participant generally will be treated as having received a distribution for United States federal income tax purposes as a result of such acquisition in an amount equal to the excess, if any, of (i) the fair market value of the Common Shares purchased on the Dividend Payment Date, over (ii) the optional cash payment made. In the case of an optional cash purchase effected as a Market Purchase, a U.S. Participant generally will be treated for United States federal income tax purposes as receiving a distribution in an amount equal to any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. A U.S. Participant’s tax basis in the Common Shares purchased generally will be equal to the cost paid by the Plan Agent to acquire such Common Shares, plus the amount (if any) treated as a distribution for United States federal income tax purposes. The U.S. Participant’s holding period for those Common Shares will begin on the day following the date of purchase.
Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “ - Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares - Distributions on Common Shares; - Backup Withholding Tax and Information Reporting.”
Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares
Distributions on Common Shares
In general, subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any distribution made to a U.S. Participant on Common Shares (including amounts withheld to pay Canadian withholding taxes) will constitute a dividend for United States federal income tax purposes to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent the amount of such distribution exceeds the Corporation’s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Common Shares and thereafter will be treated as gain from the sale or exchange of such Common Shares. The Corporation does not intend to calculate its earnings and profits under United States federal income tax rules. Accordingly, U.S. Participants should expect that a distribution generally will be treated as a dividend for United States federal income tax purposes.
The amount of any dividend paid to a U.S. Participant in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a United States dollar value amount by reference to the exchange rate between the United States dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Participant (or the Plan Agent on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into United States dollars. If the Canadian dollars so received are converted into United States dollars on the date of receipt, such U.S. Participant generally should not be required to recognize foreign currency gain or loss on such conversion. If the Canadian dollars so received are not converted into United States dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the United States dollar value of such Canadian dollars on the date of receipt. Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars. Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for United States foreign tax credit purposes.
If, as expected, Common Shares are readily tradable on an established U.S. securities market within the meaning of the Code, and if certain holding period and other requirements are met, including that the Corporation is not a PFIC for the taxable year or the immediately preceding taxable year, dividends received by non-corporate U.S. Participants will be “qualified dividend income” to such U.S. Participants. Qualified dividend income received by a non-corporate U.S. Participant (including an individual) from the Corporation will be subject to U.S. federal income tax at preferential rates. The amount of a distribution treated as a dividend will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from United States corporations.
Distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for United States foreign tax credit purposes as “passive category income.” A U.S. Participant may be eligible to elect to claim a United States foreign tax credit against its United States federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares. A U.S. Participant that does not elect to claim a United States foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all non-United States income taxes paid or accrued in such taxable year. The rules relating to United States foreign tax credits are complex, and each U.S. Participant should consult its tax advisor regarding the application of such rules.
Sale, Exchange or Other Taxable Disposition of Common Shares
A U.S. Participant generally will recognize gain or loss for United States federal income tax purposes upon the sale, exchange or other taxable disposition of Common Shares and when it receives cash payments for fractional shares credited to its account on exiting from the Plan or otherwise. The amount of gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Participant’s adjusted tax basis in its Common Shares. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of the sale, exchange or other taxable disposition, the Common Shares or fraction thereof was held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for United States foreign tax credit purposes.
Passive Foreign Investment Company Rules
A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is “passive income” or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. Based on the current composition of the income and assets of the Corporation and its subsidiaries, the Corporation does not believe that it will be a PFIC in the current taxable year, nor does it anticipate that it will become a PFIC in the foreseeable future. However, there can be no assurance that the IRS will not successfully challenge the Corporation’s position or that the Corporation will not become a PFIC in a future taxable year, as PFIC status is re-tested each year and depends on a corporation’s assets and income in such year. If the Corporation is classified as a PFIC in any year a U.S. Participant owns the Common Shares, certain adverse tax consequences could apply to such U.S. Participant, including being subject to increased tax liability (generally including an interest charge) upon the receipt of certain distributions treated as “excess distributions” or the possible characterization of gain from the sale, exchange or other taxable disposition of Common Shares as ordinary income. Certain elections may be available (including a mark-to-market election) to U.S. Participants that may mitigate some of the adverse consequences resulting from the Corporation’s treatment as a PFIC. U.S. Participants should consult their tax advisors regarding the application of the PFIC rules to their participation in the Plan and whether to make an election or protective election.
Backup Withholding Tax and Information Reporting
In general, information reporting will apply to payments of dividends, as well as to proceeds from the sale, exchange or other taxable disposition of the Common Shares paid within the United States (and in certain cases, outside the United States) to U.S. Participants other than certain exempt recipients (such as corporations). In addition, backup withholding may apply to such amounts if a U.S. Participant fails to furnish a correct Taxpayer Identification Number on IRS Form W-9 or otherwise fails to comply with applicable requirements. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Participant’s United States federal income tax liability, provided that certain required information is furnished to the IRS in a timely manner.
A U.S. Participant who is an individual and who holds certain specified foreign financial assets (which may include the Common Shares) with an aggregate value in excess of certain dollar thresholds generally is required to report information relating to such interests by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with such individual’s tax return for each year in which such individual held an interest in the specified foreign financial assets. U.S. Participants should consult their tax advisors regarding information reporting requirements relating to their participation in the Plan.